Exhibit 99.1

Aware Inc Announces Richard Moberg to Return as CFO

Keith Farris, current CFO to remain through reporting of 2007 fiscal year

BEDFORD, MASS. – December 17, 2007 - Aware, Inc. (NASDAQ: AWRE), a leading supplier of broadband technology and biometrics software, today announced that Richard Moberg will resume the position of Chief Financial Officer beginning in February 2008.  Mr. Moberg was previously Aware’s CFO from June 1996 until September 2003.

Keith Farris, Aware’s current CFO, will be departing in February after Aware has completed financial reporting for the current fiscal quarter and fiscal year 2007 to pursue another CFO opportunity.  Mr. Farris has served as Aware’s CFO since May 2006.

Michael A Tzannes, Aware’s chief executive officer, said: “I want to thank Keith for his valuable contributions at Aware.  It has been a pleasure working with Keith during an exciting growth period for the company and I wish him all the best in his new position.”

Mr. Tzannes continued: “Rick Moberg was a strong member of our management team for many years and I am delighted that he is returning to Aware.  His breadth of experience in finance and operations will benefit us as Aware continues to grow in the areas of DSL and biometrics. I look forward to working with Rick again.”

Rick Moberg, said: “I am looking forward to returning to Aware and working with the management team and board of directors.  Aware has successfully leveraged a solid foundation in communications and imaging technologies into broad exposure to the DSL and biometrics industries.  The Company has made significant progress expanding its business over the last several years, and I am excited to be part of the business and management team again.”

To facilitate a smooth transition of the CFO duties, Mr. Moberg will work as a consultant for Aware beginning in January 2008.

About Aware

Aware is a leading technology supplier for the telecommunications industries. For more than ten years, Aware has pioneered innovations at telecommunications standards-setting organizations and continues to develop and market DSL silicon intellectual property and test and diagnostics products. Its StratiPHY(TM) IP product line supports DSL standards, including ADSL2+ and VDSL2, and has been broadly licensed to leading semiconductor companies. Telecom equipment vendors and phone companies use Aware's DSL test and diagnostics modules and Dr. DSL® software to help provision DSL circuits globally. Aware is also a veteran of the biometrics industry, providing biometric and imaging software components used in government systems worldwide since 1992. Aware's interoperable, standard-compliant, field-proven imaging products are used in a number of applications, from border management to criminal justice to medical imaging. Aware is a publicly held company (Nasdaq: AWRE - News) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. The DSL factors include, but are not limited to: we have a unique business model, our quarterly results are difficult to predict, we depend on a limited number of licensees, we derive a significant amount of revenue from a small number of customers, we depend on equipment companies to incorporate our technology into their products, we face intense competition from other DSL vendors, DSL technology competes with other technologies for broadband access, and our business is subject to rapid technological change. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and other reports and filings made with the Securities and Exchange Commission.

Contact:
Keith Farris
Aware, Inc.
781-276-4000

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Aware, Dr. DSL, and StratiPHY are trademarks or registered trademarks of Aware, Inc.